Exhibit 3.3

AMENDED AND RESTATED

CODE OF REGULATIONS

OF

GLOBAL ENERGY, INC.

ARTICLE I.

Offices

The principal office of Global Energy, Inc. (hereinafter referred to as the “corporation”) shall be located in the City of Cincinnati, County of Hamilton, State of Ohio. The corporation may establish or discontinue, from time to time, such other offices and places of business within or without the State of Ohio as may be deemed proper for the conduct of the corporation’s business.

ARTICLE II.

Meetings of Shareholders

Section 1. Annual Meetings.

The annual meeting of the shareholders of the corporation shall be held on such date and at such time as the Board of Directors may from time to time fix, or if the Board of Directors fails to fix a date and time for the meeting in any year at 10:00 a.m. on the second Wednesday in December of each year, if not a legal holiday, but if a legal holiday, then on the day following. In the event that an annual meeting is omitted by oversight or otherwise, the directors shall cause a meeting in lieu thereof to be held, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at an annual meeting. Such subsequent meeting shall be called in the same manner as provided for a special shareholders meeting.

Section 2. Special Meetings.

Except as otherwise provided by law, special meetings of the shareholders may be called by the Chairman of the Board, if any, or by the President, or, in case of the President’s absence, death, or disability, the Vice-President, if any, authorized to exercise the authority of the President, or by a majority of the directors acting with or without a meeting, or by the holders of at least twenty-five percent (25%) of all shares outstanding and entitled to vote thereat. Upon delivery to the President or Secretary of a request in writing for a shareholder’s meeting by any persons entitled to call such meeting, it shall be the duty of the officer to whom the request is delivered to give notice to the shareholders of such meeting. Calls for special meetings shall specify the time, place and purpose or purposes thereof, and no business other than that specified in the call therefor shall be considered at any such meetings. The date for such meeting shall be at least twelve (12) and not more than sixty-five (65) days after delivery of the request. If, upon such a request, such officer does not within five (5) days call the meeting, the persons making such request may call it by giving notice as provided in Article II, Section 4, or by causing it to be given by any designated representative.

Section 3. Place of Meetings.

The meetings of shareholders shall be held in Cincinnati, Ohio, Washington, D.C., or at such place within or without the State of Ohio or worldwide as may be designated in the notice of the meeting. If no designation is made, the place of meeting shall be the principal office of the corporation.

Section 4. Notice of Meetings.

A written notice of all shareholders meetings, stating the time and place, and in case of special meetings, the purposes thereof, shall be given to each shareholder entitled to vote at such meeting, by mailing same to his address as the same appears on the records of the corporation or of its Transfer Agent, or Agents, no more than sixty (60) days and at least seven (7) days before any such meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat. All notices with respect to any shares to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the corporation and notice so given shall be sufficient notice to all the holders of such shares.

Section 5. Waiver of Notice.

Any shareholder may waive notice of any meeting by written statement signed before or after the holding of the meeting. The attendance of a shareholder at a meeting shall constitute a waiver of notice of such meeting except where a shareholder attends for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

Section 6. Quorum.

A majority in number of the shares authorized, issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall be requisite to constitute a quorum at any meeting of shareholders, but less than such majority may adjourn the meeting of shareholders from time to time, and, at any such meeting to which adjournment is made, any business may be transacted which might have been transacted if the meeting had been as originally called.

Section 7. Organization.

At each shareholders’ meeting, the Chairman of the Board, if any, or in his absence, the President, or in the absence of both of them, a chairman chosen by a majority in voting power of the shareholders present in person or by proxy and entitled to vote, shall act as chairman, and the Secretary of the corporation, or, in his absence, any Assistant Secretary, or, in the absence of all of them, any persons whom the chairman of the meeting appoints, shall act as secretary of the meeting.

Section 8. Order of Business.

The order of business at all meetings of shareholders shall be as determined by the Chairman of the Board or if there is no Chairman of the Board, by the President, or in the absence of such officer, by the vote of the holders of a majority of the voting power of the corporation present in person or by proxy and entitled to vote on any matter that is to be voted on.

Section 9. Voting.

When a quorum is present at any meeting, a majority vote of each class of shares of the corporation entitled to vote thereat, present in person or by proxy, shall decide any question properly brought before such meeting, unless the question is one upon which, by express provision of law, the Articles of Incorporation or these Regulations, a different vote is required. In that case the vote required by the express provision for approval shall apply to, and the question shall be decided by the specified vote of, each class of shares of the corporation entitled to vote thereat. Unless the express terms of any class of shares provide otherwise, each shareholder shall have one vote for each share registered in the name of such shareholder on the share records of the corporation.

Section 10. Proxies.

Any person who is entitled to attend a meeting of shareholders, to vote at a meeting or to execute consents, waivers or releases, may instead exercise these rights by proxy. A proxy must be appointed in a writing signed by the shareholder. No appointment of a proxy is valid after the expiration of eleven (11) months after it is made, unless the writing specifies the date on which it is to expire or the length of time it is to continue in force. Every appointment of a proxy shall be revocable at will, unless the appointment is coupled with an interest.

The person appointing a proxy may revoke a revocable appointment by a later appointment received by the corporation or by giving notice of revocation to the corporation in writing or in open meeting, provided that a revocation will not affect any vote previously taken. The presence at a meeting of the person appointing a proxy does not revoke the appointment. A revocable appointment of proxy is not revoked by the death or incompetency of the make unless, before the vote is taken or the authority granted is otherwise exercised, written notice of such a death or incompetency is received by the corporation from the executor or administrator of the estate of such make or from the fiduciary having control of the shares in respect of which the proxy was appointed.

Section 11. Inspectors of Elections.

The Board of Directors, in advance of any meeting of shareholders, may appoint inspectors to act at such meeting or any adjournment. If inspectors are not so appointed, the officer or person acting as chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment. In case any person appointed as inspector fails to appear or to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the officer or person acting as chairman. If there are three or more inspectors, the decision, act or certificate of a majority of them shall be effective in all respects as to the decision, act or certificate of all.

The inspectors shall determine the number of shares outstanding, the voting rights with respect to each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies; receive votes, ballots, consents, waivers or releases; hear and determine all challenges and questions arising in connection with the vote; count and tabulate all votes, consents, waivers, and releases; determine and announce the result; and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request, the inspectors shall make a report in writing of any challenge, question, or matter determined by them and execute a certificate of any fact found by them.

Section 12. Fixing Record Date.

The Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversions or exchange of shares shall go into effect, as a record dated for the determination of the shareholders entitled to notice of any such meeting, or to vote at any such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to share on the books of the corporation after such record date. The shareholders of record on any such date shall be determined as of the close of business on that date.

Section 13. List of Shareholders at Meetings.

Upon request of any shareholder at any meeting of shareholders there shall be produced at such meeting an alphabetically arranged list, or classified lists, of the shareholders of record as of the applicable record date who are entitled to vote, showing their respective addressees and the number and classes of shares held by each.

Section 14. Action in Writing in Lieu of Meeting.

Any action which may be taken at a meeting of the shareholders by virtue of any provision of the laws of Ohio, the Articles of Incorporation, or these Regulations, may be taken without a meeting if authorized by a writing signed by all the holders of shares who would be entitled to notice of a meeting called for the purpose of taking such action.

ARTICLE III.

Directors

Section 1. General Powers of Board.

The powers of the corporation shall be exercised, its business and affairs shall be conducted, and its property shall be controlled by the Board of Directors except as otherwise provided by the law of Ohio, the Articles of Incorporation, or these Regulations.

Section 2. Number and Qualifications.

The number of directors, none of whom need by shareholders of the corporation, may be fixed or changed by the affirmative vote of a majority of shareholders represented and entitled to vote at any meeting of the shareholders called for the purpose of electing directors at which a quorum is present. At all times, however, the number of directors shall not be less than three (3) members except that when all shares of the corporation are owned of record by one (1) or two (2) shareholders, the number of directors may be less than three (3) but not less than the number of shareholders. No reduction in the number of directors shall have the effect of shortening the term of any incumbent director.

Section 3. Compensation.

Each director shall be entitled to reimbursement for his expense incurred in attending meetings or otherwise incurred in connection with his attention to the business of the corporation. Each director, for his services as a director and as a member of any committee of the Board of Directors, shall also be entitled to receive such compensation as the Board shall from time to time fix. No director shall be precluded from serving the corporation as an officer or in any other capacity, or from receiving compensation therefor.

Section 4. Election of Directors.

The election of directors shall take place at the annual meeting of shareholders or at a special meeting called for that purpose. At each meeting of the shareholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes shall be the directors. Any shareholder may cumulate his votes at an election of directors upon fulfillment of the conditions prescribed in Section 1701.55 of the Ohio Revised Code or any future statue of like tenor or effect.

Section 5. Term of Office.

Directors shall hold office until the next annual meeting of shareholders and shall continue in office until their respective successors are elected and qualified or until their earlier resignation, removal, or death.

Section 6. Resignations.

Any director may resign by giving written notice to the President or the Secretary of the corporation. A resignation from the Board of Directors shall be deemed to take effect upon its receipt by the Secretary of the corporation, unless some other time is specified therein. Unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

Section 7. Vacancies.

In case of any vacancy in the Board of Directors, through death, resignation, removal, disqualification, or other cause deemed sufficient by the Board, the remaining directors, though less than a majority of the whole Board, by affirmative vote of a majority of those present at any duly convened meeting, may elect a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant, and until the election and qualification of a successor.

Section 8. Bylaws, Etc.

The Board of Directors may adopt a Code of Bylaws to govern the transaction of its business; the manner of calling and the places and manner of holding its meetings; and any other matters which it determines to include therein; but no provisions thereof may conflict with any provisions of these Regulations.

Section 9. Quorum and Manner of Acting.

A majority of the whole authorized number of directors is necessary to constitute a quorum for a meeting of the Board of Directors, except that a majority of the directors in office constitutes a quorum for filling a vacancy in the Board of Directors. An act of a majority of the directors present at a meeting at which a quorum is present is an act of the Board of Directors. The directors shall act only as a board. Individual directors shall have no power as such.

Section 10. Removal.

Unless otherwise agreed in writing, all of the directors or any individual director may be removed from office, without assigning any cause, at a meeting called for that purpose, by the vote of the holders of shares which are a majority of the voting power entitling them to elect directors in place of those to be removed, provided that unless all the directors are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall create a vacancy in the Board, but shall not affect the validity of any action taken by the Board.

Section 11. Regular Meetings.

Regular meetings of the Board of Directors shall be held periodically on such dates as the Board may designate.

Section 12. Special Meetings.

Special meetings of the Board of Directors shall be called by the Secretary and held at the request of the Chairman of the Board, the President, any two of the directors or the sole director if there is only one director.

Section 13. Notice of Meetings.

The Secretary shall give notice of each meeting of the Board of Directors, whether regular or special, to each member of the member of the Board. Any director may waive notice of any meeting by written statement signed before or after the holding of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting except where a director withdraws his waiver by stating at the meeting that he does not consent to the holding thereof.

Section 14. Place of Meetings.

The Board of Directors may hold its meetings in Cincinnati, Ohio, Washington, D.C., or at such place within or without the State of Ohio or worldwide, as the Board may, from time to time, determine.

Section 15. Telephonic Meetings.

Meetings of the directors may be held by means of any communications equipment, and if all persons participating can hear each other, participation in a meeting in such manner shall constitute presence at such meeting.

Section 16. Action of Directors Without Meeting.

Any action which may be authorized or taken at a meeting of the directors of the corporation or any committee thereof may be authorized without a meeting by the unanimous written consent of such directors or such committee members pursuant to Section 1701.54, Ohio Revised Code.

Section 17. Executive Committee.

The Board of Directors shall create the Executive Committee, which shall have no fewer than three (3) member directors. The Executive Committee shall have all of the authority of the Board of Directors, however conferred, except:

(a) It shall only act during intervals between the meetings of the Board of Directors; and

(b) It shall not have the power to fill vacancies among the directors or within the Executive Committee, such power being reserved to the Board of Directors.

Members of the Executive Committee serve at the pleasure of the Board of Directors, and the Board of Directors may change the membership of the Executive Committee at any time.

Each act or authorization of the Executive Committee within such authority as described in this Section 17 shall be effective for all purposes as an act or authorization of all directors. A majority of the members of the Executive Committee may determine its action and may fix the time and place of its meetings. Executive Committee members may participate at meetings by means of communications equipment, and if participants can hear each other, such participation shall constitute presence at the meeting.

Section 18. Other Committees.

The Board of Directors may from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors, appoint other committees of the Board of Directors which shall have such members, powers and duties as the Board of Directors may properly determine.

ARTICLE IV.

Officers

Section 1. Number and Titles.

The officers of this corporation shall consist of a President, a Secretary, a Treasurer, and, if desired, a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, one or more Vice-Presidents, Assistant Vice-Presidents, Assistant Secretaries, Assistant Treasurers, and such other officers and agents of the corporation as the Board of Directors may from time to time determine. If more than one Vice-President is appointed, the Board shall designate which Vice-President shall perform the duties of the President in the absence of the President as provided in this Article. The same person may hold more than one office, other than that of President and Vice-President, or Secretary and Assistant Secretary, or Treasurer and Assistant Treasurer. Provided, however, that this Article shall not be deemed to create any contract rights in such offices.

Section 2. Election, Terms of Office, Qualifications, and Compensation.

At the first meeting of the Board of Directors in each year (at which a quorum shall be present) following the annual meeting of the shareholders, or at any special meeting provided in Article III, the Board of Directors shall elect officers of the corporation, and designate and appoint such subordinate officers, agents and employees as it shall determine. New or additional officers may be elected at any meeting of the Board. The officers shall be elected by the Board of Directors, and shall hold office for one year, and until their successors are elected and qualified.

Only the Chairman of the Board need be a member of the Board of Directors and no officer need be a shareholder of the corporation.

The Board of Directors shall fix the compensation of each officer, if any, or delegate such authority to other officers or employees of the corporation as it deems appropriate.

Section 3. Removal.

Any officer, agent, or employee elected or appointed by the Board of Directors may be removed at any time, with or without cause, upon vote of the majority of the whole Board of Directors without prejudice to the contract rights of such officer.

Section 4. Vacancy.

A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired term. In case of the absence of any officer of the corporation, or of any other reason which the Board of Directors may deem sufficient, the Board of Directors may delegate the powers or duties of such officer to any other officer or to any director, provided a majority of the whole Board of Directors concur therein.

Section 5. The President.

If and while there is no incumbent of the office of Chairman of the Board, and during the absence or disability of the Chairman of the Board, the President shall have the duties and authority specified below in Section 10. The President shall also perform all duties incident to the office of the President, and specifically and without limiting the generality of the foregoing, may:

(a) Superintend and manage the business of the corporation;

(b) Coordinate and supervise the work of the officers, except the Chairman of the Board;

(c) Employ, work, direct, fix the compensation of, discipline and discharge its personnel;

(d) Employee agents, professional advisers and consultants;

(e) Sign certificates for shares in the corporation as provided in Section 1701.24 of the Ohio Revised Code;

(f) Sign, execute and deliver in the name of the corporation all deeds, mortgages, bonds, contracts and other instruments when he or she has such authority as provided in these Regulations, when he or she is specifically authorized by the Board of Directors or when he or she is required or it is deemed necessary or advisable by him or her in furtherance of the corporation’s normal business, except the President shall not be authorized to make any such signing or execution in any case where the signing and execution thereof shall expressly be delegated by these Regulations or by the Board to some other officer or agent of the corporation or shall be required by law or otherwise to be signed or executed by some other officer or agent;

(g) Cause the seal of the corporation, if any, to be fixed to any instrument;

(h) In the name of the corporation, purchase, sell, lease or encumber real estate or enter into, alter or modify the terms of any lease or other contract concerning real estate;

(i) Enter into any mortgage, pledge, security agreement or deed of trust of, or sale or transfer of, any assets of the corporation;

(j) In the name of the corporation, make investments;

(k) Form, acquire, dissolve, sell or participate in whatever form in any interest in any other enterprise, including any joint venture or similar arrangement;

(l) In the name of the corporation, borrow money or guarantee the obligations of any other person;

(m) In the name of the corporation, give credit to any customer;

(n) License, sublease or make any other transfer of any rights to any other person to use any patent, trademark, tradename, copyright or know-how of the corporation;

(o) Enter into any contract that binds the corporation;

(p) Acquire in the name of the corporation the assets or shares of capital stock of another corporation or entity;

(q) Make capital expenditures in the name of the corporation;

(r) Enter any loan or extension of credit by or to the corporation to or from any other corporation, entity or individual; and

(s) Perform such duties as from time to time may be assigned to him by the Board of Directors.

Section 6. Vice Presidents.

The Vice Presidents shall perform such duties as may be assigned to them, individually or collectively, by the Board of Directors or by the President. In the absence or disability of the President, one or more of the Vice Presidents may perform such duties of the President as the President or the Board of Directors may designate.

Section 7. Treasurer.

The Treasurer shall have the custody of the funds and securities of the corporation which may come into his hands, and shall do with the same as may be ordered by the Board of Directors. When necessary or proper he may endorse on behalf of the corporation for collection, checks, notes and other similar instruments. He shall deposit the funds of the corporation to its credit in such banks and depositories as the Board of Directors may, from time to time, designate. He shall submit to the annual meeting of the shareholders, a statement of the financial condition of the corporation, and whenever required by the Board of Directors, shall make and render a statement of its accounts, and such other statements as may be required. He shall keep in books of the corporation, full and accurate accounts of all moneys received and paid by him for account of the corporation.

Section 8. Assistant Treasurers.

The assistant Treasurers shall perform such duties as from time to time may be assigned to them, individually or collectively by the Board of Directors, by the President, or by the Treasurer: in the absence or disability of the Treasurer, one or more of the Assistant Treasurers may perform such duties as the Treasurer, the President, or the Board by designate.

Section 9. Secretary.

The Secretary shall: (1) keep the minutes of the shareholders and of the Board of Directors meetings in one or more books provided for that purpose; (2) see that all notices are duly given in accordance with the provisions of these Regulations or as required by law; (3) be custodian of the corporate records and take charge of the seal of the corporation, if any; (4) keep a register of the post office addresses of each shareholder which shall be furnished to the Secretary by such shareholder; (5) have general charge of the stock transfer books of the corporation; and (6) in general perform all duties incident to the office of Secretary.

Section 10. Chairman of the Board.

The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors. He shall have such other powers and duties as the Board of Directors shall assign to him from time to time.

Section 11. Bonds.

If the Board of Directors shall so require, any officer or agent of the corporation shall give bond to the corporation in such amount and with such surety as the Board of Directors may deem sufficient, conditioned upon the faithful performance of his duties.

Section 12. Additional Powers and Duties.

In addition to the foregoing especially enumerated duties and powers, the several officers of the corporation shall perform such other duties and exercise such further powers as the Board of Directors may, from time to time, determine, or as may be assigned to them by any superior officer.

ARTICLE V.

Indemnification

Section 1. Indemnification Pursuant to Statute.

The corporation shall indemnify its directors, officers, trustees, employees and agents, and the heirs, executors and administrators of such persons (all of the foregoing collectively being referred to hereinafter as “Indemnitees”) against any liability, potential or actual, in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, arising out of or related to such person’s position as a director, officer, employee, employee benefit plan administrator or fiduciary, or agent of the corporation (or of another corporation, partnership, joint venture, trust or other enterprise undertaken at the request or direction of the corporation) and against any expenses incurred in defending against any such threatened, pending, or completed action, suit or proceeding in the following manner:

(A) The corporation shall, as a matter of contract with the individual Indemnitees, indemnify them against any costs, expenses, damages, fines, penalties, judgments, settlements, or the like incurred or defended against by reason of an Indemnitee having acted in the capacity for which such costs, expenses, damages, fines, penalties, judgements, settlements or the like are sought or were incurred, and advances shall be made to such Indemnitee without the need for recoupment to the corporation in any respect; provided, however, that this Section 1.A. shall be fully inoperative with respect to any Indemnitee who is finally determined by a court of law to have (1) acted in the matter solely for his or her own pecuniary gain or that of a third party (other than the corporation) and (2) acted in a manner not in good faith and not reasonably deemed by the Indemnitee to be in or not opposed to the best interests of the corporation.

(B) Should the indemnification provided for in Section 1.A. of this Article V above be determined by a court of law to be inoperative or non-effective for any reason, the corporation shall be obligated to indemnify an Indemnitee to the extent that it may indemnify under the provisions of 1701.13(E)(1), 1701.13(E)(2), or 1701.13(E)(3), all as modified by 1701.13(E)(4).

Section 2. Insurance.

The corporation, at its expense, may purchase and maintain insurance or similar protection (including without limitation a trust fund, letter of credit or self-insurance) to protect itself and any Indemnitee whether or not the corporation would have the power to indemnify such Indemnitee under the law of the State of Ohio.

Section 3. Indemnification Not Exclusive.

The indemnification authorized by this Article V shall not be exclusive of, and shall be in addition to, any rights of indemnification now existing or hereafter granted to any person under any statute, provision of the Articles of Incorporation, these Regulations, agreement, vote or other action of the corporation’s shareholders or disinterested directors or otherwise.

Section 4. Maximum Indemnification.

It is the intention of this Article V to give the persons covered hereunder the maximum indemnification permitted under the law of the State of Ohio and this Code of Regulations at the time any such person seeks indemnification hereunder.

Section 5. Determination of Rights to Indemnification.

In the event that a question arises with respect to the rights of any person or persons to receive indemnification in whole or in part in situations in which such would not be mandatory under the law of the State of Ohio of this Code of Regulations, such rights shall, except as otherwise provided in this Section 5, be determined by a quorum of disinterested directors of the corporation. Should a quorum of disinterested directors not be obtainable or should a majority of the incumbent members of the board of directors be different than the composition of the board at the time of the actions for which indemnification is sought, the determinations required under this section shall be made by the written opinion of “Independent Counsel”, defined as a lawyer or law firm that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the corporation or the Indemnitee in any matter, or (ii) any other party to the proceeding giving rise to a claim for indemnification. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Indemnitee in an action to determine Indemnitee’s rights hereunder. Designation of such Independent Counsel shall be made by the person seeking indemnification and the costs and expenses of such review by Independent Counsel shall be borne by the corporation.

If the action in which indemnification is sought is an action being brought in the name of the corporation, then any determination made by the disinterested directors or by independent legal counsel shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation and within ten (10) days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

Section 6. Severability.

Any references contained herein to specific statues shall mean such statutes, as they may be amended or superseded hereafter. The provision of this Article V shall fully severable and, in the event that any given section or portion of a section of this Article shall be deemed inoperative for any reason, the inoperative section shall be struck from the Article and the remainder of the Article stand intact.

Section 7. Contract Rights.

The rights conferred under this Article V shall be deemed contractual and may not, by amendment of this Code of Regulations, be abrogated with respect to any Indemnitee’s right to indemnification relating to actions which were taken prior to the time of such amendment.

ARTICLE VI.

Shares

Section 1. Regulation.

Subject to the terms of any contract of the corporation, the Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificated for shares of the corporation, including the issue of new certificates for lost, stolen or destroyed certificated, and including the appointment of transfer agents and registrars.

Section 2. Certificates.

Certificates for shares of the corporation shall be in such form and style as the Board of Directors may determine, and each certificate shall set forth the following:

(a) the name of the corporation and that the corporation is organized under the law of the State of Ohio;

(b) the name of the registered shareholder of the shares represented by the certificate;

(c) the number and class (or series of any class) represented by such certificate; and

(d) the par value of each share represented by such certificate or a statement that such shares are without par value.

Certificates for shares of the corporation shall be numbered serially for each class of shares (or series thereof) as they are issued, and shall be signed by the Chairman of the Board, the President or a Vice President, and by the Secretary, an Assistant Secretary or an Assistant Treasurer. When the certificate is countersigned by an incorporated Transfer Agent or Registrar, the signature of any officer may be a facsimile or engraved, stamped, or printed.

Section 3. Restriction on Transfer of Shares.

Except as provided in the Articles of Incorporation, these Regulations, or by agreement among any number of holders of such shares or among such holders and the corporation, no shares of the corporation may be sold, assigned, transferred or otherwise disposed of by any shareholder to any party other than another current shareholder, a shareholder’s spouse, a shareholder’s child or other lineal descendant (either natural or adopted), a shareholder’s parent or sibling, a trust for the benefit only of any of the foregoing, or an entity affiliated with a shareholder (collectively, a “Permitted Transferee”).

(a) Sale of Shares: Right of First Refusal.

(1) If a holder of shares of the corporation at any time desires to sell any or all of his, her, or its shares to a party other than a Permitted Transferee, or if any such shares become subject to an involuntary sale, the shareholder shall so notify the corporation in writing. Such notice shall set forth the name and address of the proposed purchaser (who must be a bona fide prospective purchaser), the date of the proposed sale, the proposed purchase price and the other terms and conditions of the proposed sale. For a period of thirty (30) days following receipt by the corporation of such notice, the corporation shall have the option to purchase all (but not less than all) of the shares described in the notice at the price and upon the terms set forth therein.

(2) If the corporation does not exercise the foregoing option within such 30-day period, the shareholder offering to sell his or her shares (referred to in this Section 3 as the “Seller”) thereupon shall serve the same written notice upon all other holders of the same class of the corporation’s shares (referred to in this Section 3 as the “Class Members”). The Class Members, for a period of twenty (20) days after receipt of such notice, shall have the same option, at the same price and upon the same terms as were offered to the corporation, to purchase the shares. In such case, the Class Members may purchase such shares in proportion to their holdings of such class of shares as such proportion existed at the time the Seller sent notice to the Class Members. If any of the other Class Members does not wish to purchase his or her proportion of such shares, the remaining Class Members purchase such shares in proportion to their holdings of such class of shares.

(3) If neither the corporation nor the other Class Members exercise such option, the shares described in the notice may be sold upon the terms and conditions set forth therein to the prospective purchaser named therein, provided that such sale is completed within sixty (60) days after the expiration of the 50-day time period referred to above, and further provided that any person acquiring such securities must comply with Section 4 below.

(b) Death of a Shareholder.

(1) Upon the death of a shareholder, within sixty (60) days after the qualification of an executor or administrator for his or her estate, such executor or administrator shall notify the corporation in writing of the shareholder’s death and such notice shall set forth the name and address of the person or persons who would be entitled to receive the shares under the terms of the shareholder’s will, or, if the shareholder died intestate, under the laws of intestate succession. If such persons who would otherwise be entitled to receive the shares are not Permitted Transferees, the corporation shall have, for thirty (30) days after receipt by the corporation of such notice, the option to purchase such shares on the terms and conditions set forth in Section 3(a)(1) above. The purchase price to be paid by the corporation for such shares pursuant to Section 3(a)(1) shall be the value as finally determined for federal estate tax purposes in such shareholder’s estate.

(2) If the corporation does not exercise its option to purchase under Section 3(b)(1), the executor or administrator of the shareholder’s estate shall thereupon notify the other Class Members in writing of such fact, and for twenty (20) days after receipt of such notice the other Class Members shall have the same right as the corporation had to purchase the shares. In such case, the other Class Members may purchase such shares in proportion to their then holdings of such class of shares of the corporation. If any of the other Class Members does not wish to purchase his or her proportion of such shares, the remaining Class Members may purchase such shares in proportion to their holdings. If neither the corporation nor the Class Members elect to purchase such shares, the executor or administrator may transfer such shares on the terms and conditions set forth in the notice given pursuant to Section 3(b)(1) to the transferee named therein, provided that such transfer is made within sixty (60) days after the expiration of the 50-day period specified in this Section 3(b). Any person acquiring such shares must comply with Section 4 below.

Section 4. New Shareholders.

In the event that shares are sold, assigned, transferred, conveyed or bequeathed to or for the benefit of any person not already a shareholder, the provisions of the Articles of Incorporation, these Regulations and any agreement among the holders of such shares shall be binding upon the new shareholder. Any such new shareholder shall take the certificate or certificates subject to the terms of the Articles of Incorporation, these Regulations and, if there is any agreement among the holders of such shares or among such holders and the corporation, subject to the terms of such agreement.

Ownership of any shares may not be transferred to, or acquired by, any person until such person has signed and delivered to each of the other shareholders of the corporation a counterpart to any agreement among the holders of such shares.

Section 5. Transfers.

Subject to any restrictions imposed pursuant to Section 3 and 4 above, the shares may be transferred on the proper books of the corporation by the registered holders thereof, or by their attorneys legally constituted, or their legal representatives, by surrender of the certificate therefor for cancellation and a written assignment of the shares evidenced thereby. The Board of Directors may, from time to time, appoint such Transfer Agents or Registrars of shares as it may deem advisable, and may define their powers and duties.

Section 6. Lost Certificates.

The Board of Directors may order a new certificate or certificates of shares to be issued in place of any certificate or certificates alleged to have been lost, mutilated or destroyed, but the Board of Directors may require that the owner of the lost certificate or certificates shall first cause to be given to the corporation a bond, with surety or sureties satisfactory to the corporation in such sum as the Board of Directors may, in its discretion deem sufficient as indemnity against any loss or liability that the corporation may incur by reason of the issuance of such new certificates; but the Board of Directors may, in its discretion, refuse to issue such news certificates save upon the order of some court having jurisdiction in such matters.

Section 7. Closing of Transfer Books.

The share transfer books of the corporation may be closed by order of the Board of Directors for a period not exceeding sixty (60) days prior to any of the shareholders, and for a period not exceeding (60) days prior to the repayment of any dividend. The times during which the books may be closed shall, from time to time, fixed by the Board of Directors.

ARTICLE VII.

Corporate Records

Section 1. Minutes.

The corporation shall keep at its principal place of business a book of minutes of all proceedings of its Board of Directors, of committees of the Board of Directors, and of its shareholders. The minutes shall set forth the time and place of each meeting, whether annual or special, and if special, how authorized, the notice given, the names of those present at each Board of Directors meeting, the number of shares or members present or represented at each shareholders’ meeting, and the proceedings of each meeting.

Section 2. Books of Account.

The corporation shall keep and maintain at its principal place of business adequate and correct accounts of its properties and business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus, and shares.

Section 3. Share Register.

The corporation shall keep at its principal place of business or at the office of its Transfer Agent a share register showing the names of the shareholders listed alphabetically, their addresses, and the number and classes of shares issued or transferred of record to or by them from time to time.

Section 4. Inspection.

The corporate records consist of its Articles of Incorporation, Regulations, minutes, books of account, share register, and voting trust arrangements, if any on file with the corporation. At all times during business hours, any member of the Board of Directors may inspect the corporate records. Upon written demand stating the specific purpose of the inspection any shareholder of the corporation shall have the right to inspect the corporate records for any reasonable and proper purpose. The shareholder may examine the corporate records in person or by agent of attorney, and may make copies of them.

Section 5. Annual Financial Statements.

At the annual meeting of shareholders, or at the meeting held in it place, the corporation shall submit to the shareholders an annual financial statement complying with Ohio General Corporation Law, Section 1701.38. Within sixty (60) days after notice is given of the annual meeting or the meeting held in its place, any shareholder may make a written request for a copy of the annual financial statement. The corporation, not later than the fifth day after receiving the request or the fifth day before the meeting, whichever is later, shall mail to the shareholder a copy of the financial statement to be given to the shareholders at the meeting.

ARTICLE VIII.

Dividends, Surplus, Etc.

Subject to the provisions of the Articles of Incorporation and of these Regulations, and to the extent and as permitted by Section 1701.33 of the Ohio Revised Code or any future statute of like tenor or effect, the Board of Directors may declare dividends upon the shares of the corporation whenever and in such amounts as the Articles of Incorporation may provide, or as in the Board’s opinion, the condition of the affairs of the corporation render advisable. The Board of Directors at any time may cause the corporation to purchase or acquire any of its shares in accordance with law or any of its bonds, debentures, note, scrip or other securities or evidence of indebtedness. Except as otherwise provided in the Articles of Incorporation, the Board of Directors shall not, however declare dividends or purchase or acquire any shares of the incorporation unless such dividend or purchase or acquisition will not breach any contract or covenant of the corporation, and it is reasonably believed that after such dividend or purchase or acquisition, the corporation will be able to pay its obligations as they become due in the usual course of its affairs, and such dividend or purchase or acquisition will not cause the assets of the corporation to be less than its liabilities plus stated capital. From time to time, the Board may set aside from or create against annual net profits or assets in excess of the corporation’s liabilities plus stated capital, such sum or sums as the Board may deem proper, as reserves to meet contingencies, or for equalizing dividends, or for the purpose of maintaining or increasing the property or business of the corporation. All net profits and assets in excess of liabilities plus stated capital until actually declared in dividends or used and applied for the purpose set out in this Article VIII, shall be deemed to have been so set aside by the Board of Directors for one or more of said purposes.

ARTICLE IX

Seal

The Board of Directors may provide for a corporate seal which shall be circular in form and contain such legend as the Board of Directors shall determine, consistent with the laws of Ohio. In the absence of such provision by the Board of Directors, the corporation shall not have a seal.

ARTICLE X.

Amendments

Section 1. Ordinary Amendments.

These regulations may be adopted, amended or repealed by the affirmative vote of a majority of the shares empowered to vote thereon at any meeting called and held for that purpose, notice of which meeting has been given pursuant to law, or without a meeting by the written assent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal.

Section 2. Emergency Regulations.

The Board of Directors may adopt emergency regulations in accordance with Section 1701.11 of the Ohio Revised Code.

Amendment to the Code of Regulations of Global Energy, Inc.

Article VI, Section 3 of the Code of Regulations of Global Energy, Inc. is hereby amended in its entirety to read as follows:

Section 3. Restriction on Transfer of Shares.

Except (i) as provided in the Articles of Incorporation or these Regulations; (ii) following a “Qualified IPO,” as defined in the Articles of Incorporation; or (iii) by agreement among any number of holders of such shares or among such holders and the corporation; no shares of the corporation may be sold, assigned, transferred or otherwise disposed of by any shareholder to any party other than another current shareholder, a shareholder’s spouse, a shareholder’s child or other lineal descendant (either natural or adopted), a shareholder’s parent or sibling, a trust for the benefit only of any of the foregoing, or an entity affiliated with a shareholder (collectively, a “Permitted Transferee”).

(a) Sale of Shares; Right of First Refusal.

(1) If a holder of shares of the corporation at any time desires to sell any or all of his, her, or its shares to a party other than a Permitted Transferee, or if any such shares become subject to an involuntary sale, the shareholder shall so notify the corporation in writing. Such notice shall set forth the name and address of the proposed purchaser (who must be a bona fide prospective purchaser), the date of the proposed sale, the proposed purchase price and the other terms and conditions of the proposed sale. For a period of thirty (30) days following receipt by the corporation of such notice, the corporation shall have the option to purchase all (but not less than all) of the shares described in the notice at the price and upon the terms set forth therein.

(2) If the corporation does not exercise the foregoing option such 30-day period, the shareholder offering to sell his or her shares (referred to in this Section 3 as the “Seller”) thereupon shall serve the same written notice upon all other holders of the same class of the corporation’s shares (referred to in this Section 3 as the “Class Members”). The Class Members, for a period of twenty (20) days after receipt of such notice, shall have the same option, at the same price and upon the same terms as were offered to the corporation, to purchase the shares. In such case, the Class Members may purchase such shares in proportion to their holdings of such class of shares as such proportion existed at the time the Seller sent notice to the Class Members. If any of the other Class Members does not wish to purchase his or her proportion of such shares, the remaining Class Members may purchase such shares in proportion to their holdings of such class of shares.

(3) If neither the corporation nor the other Class Members exercise such option, the shares described in the notice may be sold upon the terms and conditions set forth therein to the prospective purchaser named therein, provided that such sale is completed within sixty (60) days after the expiration of the 50-day time period referred to above, and further provided that any person acquiring such securities must comply with Section 4 below.

(b) Death of a Shareholder.

(1) Upon the death of a shareholder, within sixty (60) days after the qualification of an executor or administrator for his or her estate, such executor or administrator shall notify the corporation in writing of the shareholder’s death and such notice shall set forth the name and address of the person or persons who would be entitled to receive the shares under the terms of the shareholder’s will, or, if the shareholder died intestate under the laws of intestate succession. If such persons who would otherwise be entitled to receive the shares are not Permitted Transferees, the corporation shall have, for thirty (30) days after receipt by the corporation of such notice, the option to purchase such shares on the terms and conditions set forth in Section 3(a)(1) above. The purchase price to be paid by the corporation for such shares pursuant to Section 3(a)(1) shall be the value as finally determined for federal estate tax purposes in such shareholder’s estate.

(2) If the corporation does not exercise its option to purchase under Section 3(b)(1), the executor or administrator of the shareholder’s estate shall thereupon notify the other Class Members in writing of such fact, and for twenty (20) days after receipt of such notice the other Class Members shall have the same right as the corporation had to purchase the shares. In such case, the other Class Members may purchase such shares in proportion to their then holdings of such class of shares of the corporation. If any of the other Class Members does not wish to purchase his or her proportion of such shares, the remaining Class Members may purchase such shares in proportion to their holdings. If neither the corporation nor the Class Members elect to purchase such shares, the executor or administrator may transfer such shares on the terms and conditions set forth in the notice given pursuant to Section 3(b)(1) to the transferee named therein, provided that such transfer is made within sixty (60) days after the expiration of the 50-day period specified in this Section 3(b). Any person acquiring such shares must comply with Section 4 below.